EXHIBIT 21.01

CSG Systems International, Inc.

Subsidiaries of the Registrant

As of December 31, 2025

Subsidiary	State or Country of Organization
Ascade AB	Sweden
Ascade Middle East FZ-LLC	United Arab Emirates
Billing Intec Uruguay S.A.	Uruguay
CSG Forte Payments Holdings, Inc.	Delaware
CSG Forte Payments, Inc.	Delaware
CSG Forte Payments Canada, Inc.	Canada
CSG International Australia Pty Limited	Australia
CSG International Colombia SAS	Colombia
CSG International Pty Limited	Australia
CSG International PTE Ltd	Singapore
CSG International Sdn Bhd	Malaysia
CSG SA Holdings (Pty) Limited	South Africa
CSG SA Services (Pty) Limited	South Africa
CSG Systems International, Inc.	Delaware
CSG Systems International (India) Pvt. Ltd.	India
CSG Systems U.K. Limited	United Kingdom
CSG Systems, Inc.	Delaware
CSGI Maroc Sarl	Morocco
Designgen, Comunicação Visual, Unipessoal Lda.	Portugal
DGIT Systems Pty, Ltd.	Australia
DGIT Holdings Pty, Ltd.	Australia
DGIT NZ Limited	New Zealand
Digiquant, Inc.	Delaware
Independent Technology Billing Solutions S de RL de CV	Mexico
Independent Technology Systems Limited	United Kingdom
Independent Technology Systems for Information Technology LLC	Saudi Arabia
Independent Technology Systems SL Unipersonal	Spain
Inomial Pty, Ltd.	Australia
Intec Billing Canada Ltd.	Canada
Intec Billing Ireland Ltd.	Ireland
Intec Billing, LLC	Delaware
Intec Billing Nigeria Limited	Nigeria
Intec Telecom Systems (France) SARL	France
Intec Telecom Systems Denmark A/S	Denmark
Intec Telecom Systems Deutschland GmbH	Germany
Intec Telecom Systems do Brasil Limitada	Brazil
Intec Telecom Systems Italia S.P.A.	Italy
Intec Telecom Systems Limited	United Kingdom
Intec Telecom Systems South Africa (Pty) Limited	South Africa
MobileCard Holdings, LLC	Delaware
PT CSG Systems Indonesia	Indonesia
Tango Telecom Ltd.	Ireland
Tango Telecom (APAC) Sdn. Bhd.	Malaysia
Volubill Danmark ApS	Denmark
Volubill, Inc.	Delaware